Exhibit 99.1

CBAY -- Cal-Bay International, Inc.
Com ($0.001)(New)

COMPANY NEWS AND PRESS RELEASES FROM OTHER SOURCES:
Cal-Bay International Completes COBS Homes Acquisition

CARLSBAD, Calif., Jun 15, 2006 (BUSINESS WIRE) -- The Board of Directors of Carlsbad, CA-based Cal-Bay International, Inc. (OTCBB:CBAY) today announced the Company completed the acquisition of COBS Homes LLC (Complete Owner Builder Services), a premier online homebuilder support services company.

Cal-Bay International's President Roger Pawson announced the news after the Board of Directors confirmed the company had finalized the acquisition of COBS as a wholly owned subsidiary of Cal-Bay. COBS will be relocating to Cal-Bay's newly expanded 5000+ square feet Corporate Offices in Carlsbad, California in July 2006. Pawson commented, "We are delighted to have the opportunity to expand the horizons for both companies by way of the acquisition, many joint venture projects are available within the internal operations of the companies and Cal-Bay will make available the resources to the COBS subsidiary to expand their operations and marketing needs to further grow the company, resulting in maximized market awareness, expanded corporate sponsorship, increased revenues and profitability. The combined revenues for Cal-Bay and COBS based upon Cal-Bay's current Property Portfolio and COBS current revenues will equate to almost $10M per year." Pawson further commented, "Robert (Rob) Mackle, the President of COBS
Homes, will be appointed to the Board of Directors of Cal-Bay this week.
Rob brings a wealth of experience, integrity and dedication to both COBS and Cal-Bay and will be a valuable addition to the Board of Directors."
COBS (Complete Owner Builder Services) was founded to help people through the process of building their own homes. The company has developed an A B C program to help with finance, real estate, and construction decisions. COBS provides services to help you with construction loans, home plans, building lots, building materials, construction budgeting, and the entire process of building a home. COBS was founded by President Rob Mackle in 2000 and has had consistent growth and success in the online Owner-Builder Services arena. COBS annual revenues are currently in excess of $5M per year and through the Cal-Bay alliance COBS has plans for major growth and expansion. COBS has business partnership agreements with several major Nationwide Hardware chains including Home Depot. COBS projected revenues for 2006 are expected to be in the region of $6M.

www.COBShomes.com
www.Calbayinternational.com

FORWARD LOOKING SAFE HARBOR STATEMENT
To the extent that this release discusses any expectations concerning future plans, financial results or performance, such statements are forward-looking within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended, and are subject to substantial risks and uncertainties. Actual results could differ materially from those anticipated in the forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof and reflect only management's belief and expectations based upon presently available information. These statements, and other forward-looking statements, are not guarantees of future performance and involve risks and uncertainties. The Company assumes no obligation to update any of the forward-looking statements in this release.

SOURCE: Cal-Bay International, Inc.
CONTACT:          Cal-Bay International, Inc.
Tim Garlin, 760-930-0100
Fax: 760-930-0200
IR@calbayinternational.com
www.calbayinternational.com